UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 4, 2021

ARES MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36429	80-0962035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067

(Address of principal executive office) (Zip Code)

(310) 201-4100

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	ARES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2021, Michael R. McFerran was involuntarily terminated as Partner, Chief Operating Officer and Chief Financial Officer of Ares Management Corporation (the “Company” or the “registrant”).

Jarrod Phillips, who is a Partner and Chief Accounting Officer at the Company, has been appointed as Chief Financial Officer of the Company effective August 4, 2021. In such capacity, Mr. Phillips has been designated as the principal financial and accounting officer of the Company. Mr. Phillips joined the Company in January 2016 as Chief Accounting Officer. Mr. Phillips has served as the Chief Financial Officer of Ares Acquisition Corp. since May 2020. Prior to joining the Company, Mr. Phillips was a Partner at Deloitte & Touche LLP, where he focused on financial services and asset management assurance and advisory services. Mr. Phillips holds a B.S. from Virginia Polytechnic Institute and State University in Accounting. Mr. Phillips holds a CPA license in the State of California. Mr. Phillips is a member of the board of directors of Safe & Sound, a not-for-profit dedicated to the strengthening of families and ending child abuse and School On Wheels, a not-for-profit providing tutoring and mentoring to students experiencing homelessness.

“Together with our Board of Directors, we welcome Jarrod Phillips as our new Chief Financial Officer. Jarrod has a track record of strong leadership and a deep knowledge base, and is supported by a talented partner group across our Finance function. I have had the pleasure of knowing and working closely with Jarrod since he joined Ares over five years ago and look forward to our continued partnership,” said Michael Arougheti, Chief Executive Officer and President of the Company.

In connection with his appointment, Mr. Phillips will receive a base salary of $750,000 and has been awarded 20,000 shares of Restricted Units, which settle in shares of the Company’s Class A Common Stock (“Ares stock”). The Restricted Units will vest in four equal installments on each of the second, third, fourth and fifth anniversaries of the first day of the quarter in which the grant date occurs, generally subject to Mr. Phillips’ continued service through the applicable vesting date (subject to certain exceptions set forth in the award agreement which conforms to the Form Restricted Unit Agreement, filed on November 26, 2018). Mr. Phillips is also entitled to participate in the Company’s cash bonus and long-term incentive programs. There are no arrangements or understandings between Mr. Phillips and any other person pursuant to which he was appointed as Chief Financial Officer, and there are no relationships between Mr. Phillips and the registrant that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Each of the Company’s business operations functions now reports directly to Mr. Arougheti. Mr. Arougheti previously held chief operating officer duties at the Company from 2014 until 2017. In addition to Finance, the Company’s other business operations functions include Legal led by Naseem Sagati Aghili, Human Resources led by Jessica Dosen, Compliance led by Miriam Krieger, Investment Operations led by Michael Leopardi and Technology led by Sandesh Hegde. Each of these group heads has served in these roles for multiple years and has an average tenure at the Company of over eight years.

Item 7.01. Regulation FD Disclosure.

In connection with his termination, Mr. McFerran has been removed from all other positions at the Company and its subsidiaries and affiliates. The Board of Directors’ decision to terminate Mr. McFerran was made following a thorough and comprehensive investigation by outside legal counsel. That investigation found that Mr. McFerran engaged in inappropriate personal relationships and interactions with certain employees in violation of company policies, including human resources policies and other codes of conduct, as well as his agreements with the Company. Mr. McFerran’s termination was unrelated to the Company’s operations or financial controls.

As a result of Mr. McFerran’s termination, he has forfeited all future compensation, all unvested Restricted Units and all unvested carried interest. Such forfeitures include performance-based equity awards subject to future appreciation of Ares stock and special time-based equity awards valued at over $50 million that would have vested over the next five years through 2026.

“As soon as we became aware of the allegations, we began an investigation and retained outside counsel to assist us in this process. The Board took swift action upon receipt of the investigation’s findings, terminating Mr. McFerran with forfeiture of significant economic interests. Mr. McFerran’s conduct was entirely inconsistent with our values and cannot be tolerated,” said Tony Ressler, Co-Founder and Executive Chairman of Ares Management Corporation.

“Each of us at Ares is expected to live our core values every day. Our over 2,000 employees around the world understand how important this is to our culture and to maintaining a respectful work environment,” added Mr. Arougheti.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2021	ARES MANAGEMENT CORPORATION

	By:	/s/ Naseem Sagati Aghili
	Name:	Naseem Sagati Aghili
	Title:	General Counsel and Secretary

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